Exhibit 99.1

Contacts:

Frank Karbe

Chief Financial Officer

Exelixis, Inc.

(650) 837-7565

fkarbe@exelixis.com

Charles Butler

Vice President

Corporate Communications

& Investor Relations

Exelixis, Inc.

(650) 837-7277

cbutler@exelixis.com

EXELIXIS ANNOUNCES SECOND QUARTER 2010 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif. – August 5, 2010 - Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the second quarter ended June 30, 2010.

Revenues for the quarter ended June 30, 2010 were $47.6 million compared to $27.4 million for the comparable period in 2009. The increase was primarily due to revenue from our XL147, XL765 and discovery PI3K collaborations with sanofi-aventis, as well as increased reimbursement revenue relating to our 2008 cancer collaboration with Bristol-Myers Squibb Company. These increases were partially offset by a reduction in revenues related to our collaboration with Genentech on XL518 which ended in 2009, our 2007 cancer collaboration with Bristol-Myers Squibb Company, and the completion of revenue recognition under our LXR collaboration, also with Bristol-Myers Squibb Company.

Research and development expenses for the quarter ended June 30, 2010 were $54.2 million compared to $55.0 million for the comparable period in 2009. The small decrease from 2009 to 2010 reflected the decrease in personnel costs relating primarily to our March restructuring activities, offset by increases in development expenses for XL184 and XL147.

General and administrative expenses for the quarter ended June 30, 2010 were $9.6 million compared to $8.7 million for the comparable period in 2009. The increase from 2009 to 2010 was primarily due to a change in the allocation of overhead expenses as a result of our March restructuring as well as increased patent costs, offset by decreased personnel and facility costs also related to our March restructuring.

Collaboration cost-sharing expenses for the quarter ended June 30, 2010 were $0.0 compared to $1.6 million for the comparable period in 2009. These amounts reflected the net impact of reimbursement due to Exelixis under the 2008 cancer collaboration with Bristol-Myers Squibb Company for XL281, offset by expenses incurred by Bristol-Myers Squibb Company on XL184. In 2010, we expect to be in a net receivable position and recognize the reimbursement as collaboration reimbursement revenue. In 2009, however, we ended the year in a net payable position and therefore reflected the net amounts due to Bristol-Myers Squibb Company as an operating expense under collaboration cost-sharing.

Restructuring expenses for the quarter ended June 30, 2010 were $9.4 million, which primarily related to facility-related charges in connection with the sublease and exit of one of our buildings in South San Francisco. We expect to incur total additional restructuring charges of approximately $2.2 million over the term of our sublease, primarily relating to the exit of this building.

Other income (expense) for the quarter ended June 30, 2010 was $3.0 million compared to ($9.8) million for the comparable period in 2009. The difference was primarily due to the recording of a $9.8 million loss upon deconsolidation of Symphony Evolution, Inc. as a result of the expiration of our purchase option for Symphony Evolution, Inc. in June 2009. In addition, we recorded a $3.3 million gain on the sale of our plant trait business and the sale of our cell factory business.

Net loss attributable to Exelixis, Inc. for the quarter ended June 30, 2010 was $22.6 million, or $0.21 per share, compared to $44.8 million, or $0.42 per share, for the comparable period in 2009. The decrease in net loss attributable to Exelixis, Inc. from 2009 to 2010 was primarily due to increased revenues, offset by the restructuring charge as described above.

Cash and cash equivalents, marketable securities, long-term investments and restricted cash and investments totaled $308.6 million at June 30, 2010 compared to $221.0 million at December 31, 2009.

Q2 2010 Highlights and Recent Developments:

•	Presented 12 abstracts at the 2010 Annual Meeting of the American Society of Clinical Oncology (ASCO)

•

Submitted six abstracts for XL184-203 (randomized discontinuation trial) for presentation at the European Organisation for Research and Treatment of Cancer (EORTC) Annual Meeting in November 2010, which were subsequently accepted for presentation

•	Regained full rights to develop and commercialize XL184 from Bristol-Myers Squibb Company

•	Raised a total of $160 million in separate financing transactions with Deerfield Management and Silicon Valley Bank

•	Completed the sublease of one of our buildings in South San Francisco as the final phase of our March 2010 restructuring

•	Appointed Michael M. Morrissey, Ph.D., as President and Chief Executive Officer

“I’m excited to move into the role of CEO and lead the company with a clear sense of focus and urgency as we advance our key compound through late-stage development and potential commercialization,” said Michael M. Morrissey, President and CEO. “XL184 has generated encouraging clinical data in a variety of tumor types, including some with significant commercial potential. Our highest priority is to generate additional novel and differentiated data to enable us to concisely frame the near-term development and commercial opportunities for XL184. By finishing the second quarter with over $300 million in cash, we believe we are in a solid financial position.”

Update to Financial Outlook

We are updating our financial guidance for the full year 2010 by reducing the expected range of our revenue to $190 million to $210 million, and by increasing our expected cash, cash equivalents, marketable securities, long-term investments and restricted cash and investments balance guidance to approximately $250 million as of December 31, 2010. We continue to expect operating expenses in the range of $280 million to $310 million.

Conference Call and Webcast

Exelixis’ management will discuss the company’s second quarter ended June 30, 2010 financial results and provide a general business update during a conference call beginning at 2:00 p.m. PT/ 5:00 p.m. ET today, Thursday, August 5, 2010. To listen to a webcast of the discussion, visit the Event Calendar page under Investors and Media at www.exelixis.com. An audio replay of the webcast will be available until 8:59 p.m. PT/ 11:59 p.m. ET on September 5, 2010. Access numbers for the replay are: 1-888-286-8010 (domestic) and 1-617-801-6888 (international), and the passcode is 55929379.

About Exelixis

Exelixis, Inc. is a development-stage biotechnology company dedicated to the discovery and development of novel small molecule therapeutics for the treatment of cancer and other serious diseases. The company is leveraging its biological expertise and integrated research and development capabilities to generate a pipeline of development compounds with significant therapeutic and commercial potential for the treatment of cancer and potentially other serious diseases. Currently, Exelixis’ broad product pipeline includes investigational compounds in phase 3, phase 2, and phase 1 clinical development. Exelixis has established strategic corporate alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb Company, sanofi-aventis, GlaxoSmithKline, Genentech (a wholly owned member of the Roche Group), Boehringer Ingelheim, and Daiichi-Sankyo. For more information, please visit the company’s web site at www.exelixis.com.

Basis of Presentation

Exelixis has adopted a 52- or 53-week fiscal year that ends on the Friday closest to December 31st. For convenience, references in this press release as of and for the fiscal year ended January 2, 2010 are indicated on a calendar year basis, ended December 31, 2009 and as of and for the fiscal quarters ended July 3, 2009 and July 2, 2010 are indicated as ended June 30, 2009 and 2010, respectively.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to the future clinical development of XL184, the clinical, therapeutic and commercial potential of XL184, the presentation of data covering XL184 at EORTC, the accounting treatment in 2010 of reimbursements under Exelixis’ 2008 collaboration with Bristol-Myers Squibb Company, future restructuring charges, Exelixis’ financial position and Exelixis’ 2010 financial outlook, including revenues and operating expenses and 2010 year-end balance with respect to cash, cash equivalents, marketable securities, long-term investments and restricted cash and investments. Words such as “expect,” “advance,” “potential,” “priority,” “opportunities,” “believe,” “continue” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Exelixis’ current plans, assumptions, beliefs and expectations. Forward-looking statements involve risks and uncertainties. Exelixis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to: the sufficiency of Exelixis’ capital; the potential failure of XL184 and other Exelixis compounds to demonstrate safety and efficacy in clinical testing; the ability to conduct clinical trials for XL184 and other Exelixis compounds sufficient to achieve a positive completion; the timing and level of expenses associated with the development of XL184 and other Exelixis programs; the availability of data at referenced times; Exelixis’ ability to enter into new partnerships and collaborations; Exelixis’ ability to execute upon its objectives; the timely receipt of potential license payments, research funding, milestones and royalties under Exelixis’ collaborative agreements; and changes in economic and business conditions. These and other risk factors are discussed under “Risk Factors” and elsewhere in Exelixis’ quarterly report on Form 10-Q for the quarter ended July 2, 2010, and other filings with the Securities and Exchange Commission. Exelixis expressly disclaims any duty, obligation, or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Exelixis’ expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

Exelixis and the Exelixis logo are registered U.S. trademarks.

-see attached financial tables-

EXELIXIS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS DATA

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:
Contract	$12,308	$6,299	$32,048	$13,006
License	24,542	21,103	49,107	39,699
Collaboration reimbursement	10,746	—	8,640	—

Total revenues	47,596	27,402	89,795	52,705

Operating expenses:
Research and development	54,237	55,036	118,988	110,380
General and administrative	9,571	8,739	18,406	17,268
Collaboration cost sharing	—	1,639	—	(158)
Restructuring charge	9,419	—	25,484	—

Total operating expenses	73,227	65,414	162,878	127,490

Loss from operations	(25,631)	(38,012)	(73,083)	(74,785)

Other income (expense):
Interest income and other, net	393	367	709	921
Interest expense	(673)	(2,118)	(1,285)	(4,234)
Gain on sale of businesses	3,297	1,800	7,797	1,800
Loss on deconsolidation of Symphony Evolution, Inc.	—	(9,826)	—	(9,826)

Total other income	3,017	(9,777)	7,221	(11,339)

Consolidated loss before taxes	(22,614)	(47,789)	(65,862)	(86,124)
Income tax benefit	—	846	—	846
Consolidated net loss	(22,614)	(46,943)	(65,862)	(85,278)

Loss attributed to noncontrolling interest	—	2,181	—	4,337

Net loss attributable to Exelixis, Inc.	$(22,614)	$(44,762)	$(65,862)	$(80,941)

Net loss per share, basic and diluted attributable to Exelixis, Inc.	$(0.21)	$(0.42)	$(0. 61)	$(0.76)

Shares used in computing basic and diluted net loss per share	108,476	106,840	108,226	106,612

EXELIXIS, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	June 30, 2010	December 31, 2009 (1)
	(unaudited)
Cash and cash equivalents, marketable securities and long-term investments (2)	$308,617	$220,993
Working capital	$12,833	$22,882
Total assets	$419,725	$343,410
Total stockholders’ deficit	$(214,694)	$(163,725)

(1)	Derived from the audited consolidated financial statements.
(2)	These amounts include restricted cash and investments of $6.4 million as of June 30, 2010 and December 31, 2009.